Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

----------------

(Form Type)

AGRIFY CORPORATION

---------------------------------------------------------------------

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, that may be issued under the Agrify 2022 Omnibus Equity Incentive Plan	Rule 457(c) and Rule 457(h)	183,332	$20.075	$3,680,389.9	$153.10 per $1,000,000	$563.47

	Total Offering Amounts					$3,680,389.9		$563.47
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$563.47

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share of the Registrant (the “Common Stock”) that may become issuable under the Agrify Corporation 2022 Omnibus Equity Incentive Plan, as amended (the “2022 Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Common Stock, as reported on The Nasdaq Capital Market on November 19, 2024, which date is within five business days prior to the filing of this Registration Statement, which was $20.075 per share.